Exhibit 99.1

Eton Pharmaceuticals Receives Complete Response Letter (CRL) for Dehydrated Alcohol Injection

DEER PARK, Ill., June 28, 2023 (GLOBE NEWSWIRE) — Eton Pharmaceuticals, Inc (Nasdaq: ETON), an innovative pharmaceutical company focused on developing and commercializing treatments for rare diseases, today announced that the U.S. Food and Drug Administration (FDA) issued a Complete Response Letter (CRL) in response to its New Drug Application (NDA) for dehydrated alcohol injection for the treatment of methanol poisoning. The issues raised in the CRL relate primarily to Chemistry Manufacturing and Controls (CMC). The Company believes all issues in the CRL are addressable and will develop a comprehensive action plan to address the FDA’s concerns.

“While we are disappointed with the FDA’s decision, our commercial business remains strong, and we are pleased that our momentum in product revenue growth has continued. We expect to once again report record product revenue in the second quarter of 2023. With the recent addition of Betaine Anhydrous for Oral Solution to our commercial product portfolio, we are well positioned for continued sustainable long-term growth,” said Sean Brynjelsen, CEO of Eton Pharmaceuticals.

About Eton Pharmaceuticals

Eton Pharmaceuticals, Inc. is an innovative pharmaceutical company focused on developing and commercializing treatments for rare diseases. The Company currently has three FDA approved products in ALKINDI SPRINKLE®, Carglumic Acid tablets, and Betaine Anhydrous for oral solution, and four late-stage pipeline candidates under development with dehydrated alcohol injection, ZENEO® hydrocortisone autoinjector, ET-400, and ET-600. In addition, the Company receives royalties and is entitled to receive milestone payments on other products. For more information, please visit our website at www.etonpharma.com.

Investor Relations:

Lisa M. Wilson, In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com

Source: Eton Pharmaceuticals